Press Release

SANTANDER BANCORP REPORTS EARNINGS OF $15.8 MILLION FOR THE FIRST SEMESTER AND $4.1 MILLION FOR THE SECOND QUARTER OF 2007

  Net income and other selected financial data as reported for the second quarter and first semester of 2007 are the following:

  The Corporation's net income for the second quarter and the first semester of 2007 included an after-tax compensation expense associated with certain incentive plans sponsored and reimbursable by Banco Santander Central Hispano, S.A. (BSCH), Santander BanCorp's parent company. BSCH sponsored two reimbursable incentive programs to which employees of the Corporation were eligible participants: (i) one related to a long term incentive plan upon reaching certain BSCH global corporate goals in 2006 and (ii) another related to the grant of 100 shares of BSCH to all employees of BSCH's operating entities as part of this year's celebration of BSCH 150th Anniversary.

Excluding said compensation expense, results would have been:

  Net interest income for the first semester of 2007 increased $17.0 million or 12.1% compared to the first semester of 2006.

  Net loans, including loans held for sale, reached $6.9 billion as of June 30, 2007, an increase of 7.3% when compared to net loans as of June 30, 2006.

  As of June 30, 2007, the allowance for loan losses to non-performing loans increased to 93.39%, an increase of 13.30 percentage points from 80.09% as of June 30, 2006.

  Net charge-offs to average loans for the quarter ended June 30, 2007 were 1.03% compared to 0.99% for the same period in the previous year. The provision for loan losses for the quarter ended June 30, 2007 was 1.7 times the net charge-offs of the quarter.

  The common stock dividend for the quarter ended June 30, 2007 was $0.16 resulting in a current annualized dividend yield of 4.3%.

San Juan, Puerto Rico, July 27, 2007 - Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) ("the Corporation") reported today its unaudited financial results for the quarter and semester ended June 30, 2007. The Corporation's net income for the second quarter and first semester of 2007 included an after-tax compensation expense associated with certain incentive plans sponsored and reimbursable by Banco Santander Central Hispano, S.A. (BSCH), Santander BanCorp's parent company. For the second quarter and semester ended June 30, 2007, net income and other selected financial data as reported are the following:

Excluding said compensation expense, results would have been:

BSCH sponsored two reimbursable incentives programs which employees of the Corporation are eligible to participate: (i) one related to a long term incentive plan upon reaching certain global corporate goals in 2006 and (ii) another related to the grant of 100 shares of BSCH to all employees of BSCH's operating entities as part of this year's celebration of BSCH 150th Anniversary.

    The long term incentive plan had an after-tax compensation expense of $0.9 million and $2.4 million, respectively, for the quarter and the semester ended June 30, 2007. The incentive becomes exercisable by plan participants in January 2008, at which time, the compensation expense associated with the plan will be reimbursed to the Corporation by BSCH and recognized as a capital contribution.

    The grant of 100 common shares of BSCH to the Corporation's employees had an after-tax compensation expense of $2.6 million during the second quarter of 2007. The compensation expense will be reimbursed to the Corporation by an affiliate, at which time the reimbursement will be recognized as capital contribution. The settlement of this grant will be made in August of 2007, at which time the compensation expense will be reimbursed to the Corporation by an affiliate and recognized as capital contribution.

The $6.9 million decrease in net income for the quarter ended June 30, 2007, compared to the same period in 2006, was principally due to: (i) an increase in the provision for loan losses of $14.9 million; (ii) an increase of $4.6 million in operating expenses which include $5.8 million related to the incentive plans sponsored by BSCH described above; (iii) partially offset by a $6.2 million increase in other income, a $5.9 million decrease in income tax expense and an increase in net interest income of $0.3 million.

The $8.6 million decrease in net income for the six months ended June 30, 2007 when compared to the same period in 2006, was principally due to: (i) an increase in the provision for loan losses of $29.4 million; (ii) an increase in operating expenses of $16.9 million (of which $7.3 million relate to Santander Financial Services, Inc. ("Island Finance") and $8.3 million relate to the incentive plans described above); (iii) partially offset by a $17.0 million increase in net interest income, a $13.9 million increase in other income and a $6.9 million decrease in income tax expense.

Due to the current challenging economic environment in Puerto Rico, the Corporation's financial results were not as strong as expected. Management, however feels confident in the Corporation's future outlook and is taking proactive actions to control costs and credit delinquency, and together with stringent underwriting criteria continues to target growth in its highest yielding loan portfolios (net of credit cost).

As a result of unfavorable market conditions in Puerto Rico, the Corporation has decided to perform a valuation of the goodwill for its consumer finance segment as of July 1, 2007 and if required, any impairment adjustment would be recorded during the third quarter of 2007.

Financial Results

The Corporation's financial results for the quarter and first semester ended June 30, 2007 were primarily impacted by the following:

  The provision for loan losses increased $14.9 million or 93.1% for the quarter ended June 30, 2007 compared to the same period in 2006 and $29.4 million or 124.9% for the six months ended June 30, 2007 compared to 2006.

  The Corporation experienced a net interest margin1 reduction of 12 basis points to 3.79% for the quarter ended June 30, 2007 versus the same period in 2006 and an expansion of 28 basis points to 3.86% for the six months ended June 30, 2007 versus the same period in the prior year.

  For the quarter and the first semester ended June 30, 2007, other income increased $6.2 million or 24.2% and $13.9 million or 26.6%, respectively, primarily due to fees related to an early cancellation of certain client structured certificates of deposit, an increase in gain on sale of residential mortgage loans and previously charged off loans, increases in broker-dealer, asset management and insurance fees, and trading gains, mortgage servicing rights recognized, and decreases in loss on valuation of mortgage loans held for sale.

  The Corporation experienced an increase in operating expenses of $4.6 million or 6.6% and $16.9 million or 13.1%, for the quarter and the six months ended June 30, 2007, respectively, when compared to the same periods in 2006. These increases were primarily related to the incentive plans sponsored by BSCH described above and for the six months ended June 30, 2007, to increased operating expenses related to the Island Finance operation.

  The Corporation's income tax expense decreased $5.9 million and $6.9 million, respectively, for the three and six month periods ended June 30, 2007 when compared to the same periods in 2006. This decrease was due to lower net income before tax and the elimination of the temporary surtaxes imposed by the Commonwealth of Puerto Rico for fiscal years 2005 and 2006. The effective income tax rate was 25.6% for the quarter ended June 30, 2007 versus 40.0% for the same period in 2006. For the six months ended June 30, 2007, the effective income tax rate was 36.4% versus 39.5% for the same period in 2006.

  The Corporation grew its net loan portfolio by 7.3% year over year.

Annualized Return on Average Common Equity (ROE) and Return on Average Assets (ROA) were 2.76% and 0.18%, respectively, for the quarter ended June 30, 2007, compared to 7.83% and 0.50%, respectively, for the second quarter of 2006. The Efficiency Ratio2 for the quarters ended June 30, 2007 and 2006 was 65.78% and 65.41%, respectively. Excluding the effect of the BSCH incentive plans that will be reimbursed to the Corporation, ROE, ROA and the Efficiency Ratio for the second quarter of 2007 would have been 5.14%, 0.34% and 60.60%, respectively.

Annualized ROE and ROA were 5.42% and 0.35%, respectively, for the six months ended June 30, 2007, compared to 8.92% and 0.57%, respectively, for the first semester of 2006. The Efficiency Ratio for the six months ended June 30, 2007 and 2006 was 64.06% and 65.45%, respectively. Excluding the effect of the BSCH incentive plans that will be reimbursed to the Corporation, ROE, ROA and the Efficiency Ratio for the first semester of 2007 would have been 7.16%, 0.46% and 60.42%, respectively.

Income Statement

The $6.9 million reduction in net income for the quarter ended June 30, 2007 compared to the same period in 2006 was principally due to increases in the provision for loan losses of $14.9 million and operating expenses of $4.6 million. These changes were partially offset by increases in net interest income of $0.3 million and $6.2 million in other income, as well as a decrease in the provision for income tax of $5.9 million. Excluding the $3.5 million net effect of the incentive plans, the net income reduction for the quarter ended June 30, 2007 compared to the same period in 2006 was $3.4 million or 30.7%.

Net interest margin1 for the second quarter of 2007 was 3.79% compared to 3.91% for the second quarter of 2006. This decrease of 12 basis points in net interest margin was mainly due to an increase of 43 basis points in the average cost of interest bearing liabilities and an increase in average interest bearing liabilities of $127.1 million. This was partially offset by an increase in average interest earning assets of $274.3 million and an increase in the yield on average interest earning assets of 20 basis points. Interest income1 increased $9.5 million or 5.9% during the second quarter of 2007, compared to the same period in 2006, while interest expense increased $9.4 million or 11.6%.

For the second quarter of 2007, average interest earning assets increased $274.3 million or 3.3% and average interest bearing liabilities increased $127.1 million or 1.7% compared to the same period in 2006. The increase in average interest earning assets compared to the second quarter of 2006 was driven by an increase in average net loans of $521.2 million, which was partially offset by a decrease in average investments of $208.2 million and average interest bearing deposits of $38.6 million. The increase in average net loans was due to an increase of $339.5 million or 14.4% in average mortgage loans. There was also an increase of $91.2 million or 7.8% in the average consumer loan portfolio primarily in the credit cards and personal installment loan portfolios, which increased $45.2 million and $43.8 million, respectively. An increase of $123.9 million, or 4.2%, in the average commercial loan portfolio was due primarily to an increase in construction loans of $224.8 million and partially offset by a decrease in corporate loans of $242.5 million primarily as a result of the settlement with an unrelated financial institution of $608.2 million of commercial loans secured by mortgages during the second quarter of 2006. Excluding the loans settled with an unrelated financial institution in 2006, the average commercial loan portfolio grew $425.5 million or 16.1%.

The increase in average interest bearing liabilities of $127.1 million for the quarter ended June 30, 2007, was driven by an increase in average borrowings of $180.8 million compared to the quarter ended June 30, 2006. This increase was due to an increase in average other borrowings of $14.1 million incurred in connection with the operations of Island Finance and the refinancing of other existing debt of the Corporation, an increase in average federal funds purchased of $24.4 million and an increase in average FHLB Advances of $176.2 million and in average commercial paper of $138.4 million partially offset by a reduction in average repurchase agreements of $172.3 million. The increase in average borrowings was partially offset by a decrease in average interest bearing deposits of $53.8 million.

The provision for loan losses increased $14.9 million or 93.1% from $16.0 million for the quarter ended June 30, 2006 to $30.9 million for the second quarter in 2007. The increase in the provision for loan losses was due primarily to increases in non-performing loans due to the deterioration in economic conditions in Puerto Rico, requiring the Corporation to increase the level of its reserve for loan losses.

For the six months ended June 30, 2007, net income decreased $8.6 million or 35.1% compared to the same period in 2006 due to increases in the provision for loan losses of $29.4 million and operating expenses of $16.9 million, partially offset by increases in net interest income of $17.0 million and in non-interest income of $13.9 million and a decrease in the provision for income tax of $6.9 million. Excluding the $5.0 million net effect of the BSCH incentive plans, the net income reduction for the six months ended June 30, 2007 compared to the same period in 2006 was $3.5 million or 14.4%.

For the six months ended June 30, 2007, net interest margin1 was 3.86% compared to net interest margin1 of 3.58% for the same period in 2006. This increase of 28 basis points in net interest margin1 was mainly due to an increase of 80 basis points in the yield on average interest earning assets together with an increase in average interest earning assets of $315.6 million. These increases were partially offset by an increase in the cost of interest bearing liabilities of 61 basis points and an increase in average interest bearing liabilities of $242.6 million. Interest income1 increased $44.8 million or 15.2% during the six months ended June 30, 2007 compared to 2006, while interest expense increased $27.7 million or 18.5% over the same period.

For the six months ended June 30, 2007 average interest earning assets increased $315.6 million or 3.9% and average interest bearing liabilities increased $242.6 million or 3.3% compared to the same period in 2006. The increment in average interest earning assets compared to the six months ended June 30, 2006 was driven by an increase in average net loans of $612.6 million, which was partially offset by decreases in average investment securities and average interest bearing deposits of $240.0 million and $57.0 million, respectively. The increase in average net loans was due to an increase of $414.5 million or 18.3% in average mortgage loans. There was also an increase of $266.7 million or 27.1% in the average consumer loan portfolio as a result of an increase in the average consumer finance portfolio of $196.8 million as well as increases in average credit cards and personal installment loans of $38.0 million and $32.0 million, respectively. These increases were partially offset by a decrease in the commercial loan portfolio of $37.7 million or 1.2% due to the settlement with an unrelated financial institution of $608.2 million of commercial loans secured by mortgages during the second quarter of 2006. Excluding the loans settled with an unrelated financial institution in 2006, the average commercial loan portfolio grew $427.3 million or 16.2%.

The increase in average interest bearing liabilities of $242.6 million for the six months ended June 30, 2007, was driven by an increase in average borrowings of $270.2 million compared to the six months ended June 30, 2006. This increase was due to an increase in average other borrowings of $221.3 million incurred in connection with the operations of Island Finance and the refinancing of other existing debt of the Corporation, an increase in average federal funds purchased of $11.6 million and increases in average FHLB Advances of $177.2 million and average commercial paper of $2.2 million, partially offset by a reduction in average repurchase agreements of $142.1 million. There was also an increase in average term notes of $37.9 million. These increase in average borrowings were partially offset by a decrease in average interest bearing deposits of $65.6 million.

The provision for loan losses increased $29.4 million or 124.9% from $23.5 million for the six months ended June 30, 2006 to $52.9 million for the first semester in 2007. The increase in the provision for loan losses was due primarily to increases in non-performing loans due to the challenging economic conditions in Puerto Rico, requiring the Corporation to increase the level of its reserve for loan losses.

For the quarter ended June 30, 2007, other income reached $31.9 million, a $6.2 million or 24.2% increase when compared to $25.7 million reported for the same period in 2006. For the six months ended June 30, 2007, other income reached $66.0 million, a $13.9 million or 26.6% increase when compared to $52.1 million for the same period in 2006. The following table presents the most significant variances in non-interest income for the quarter and six months ended June 30, 2007 compared to the same period in 2006.

  The decrease in credit card fees was due a reduction in merchant fees at point-of-sale (POS) terminals due to the sale of the Corporation's merchant business to an unrelated third party during the first quarter of 2007. In April 2007, the Bank transferred its merchant business to a subsidiary, MBPR Services, Inc. ("MBPR") and subsequently sold the stock of MBPR to an unrelated third party. For an interim period until conversion to the unrelated third party's system, the Bank will provide certain processing and other services to the third party acquirer. As part of the transaction, the Bank entered into a long-term marketing alliance agreement with the third party and will serve as its sponsor with the card associations and network organizations. The Bank expects to offer better products and services to its merchant client base and to obtain certain cost efficiencies as a result of this transaction. The gain on the transaction of $12.3 million is expected to be recognized in income upon conversion to the unrelated third party's system. Such conversion is expected to occur during the fourth quarter of 2007.

  The increase in other fees was due to fees of $1.9 million related to the early cancellation of certain client structured certificates of deposit.

  The increase in broker-dealer and asset management fees was due to increases in asset management fees of $1.4 million for the quarter, and $2.1 million for the semester ended June 30, 2007 when compared to the same periods in 2006. There was an increase of $0.5 million and a decrease of $0.9 million in broker-dealer fees during the quarter and semester ended June 30, 2007 compared to the same periods in 2006.

  During the quarter ended June 30 2007 there was a reduction in insurance fees due to higher provision for cancellations recorded in that period. For the six months ended June 30, 2007 there was an increase in insurance fees of $1.7 million mainly related to insurance fees generated from credit life commissions in the Island Finance operation.

  Gain on sales of loans increased due to sales of $64.2 million and $86.7 million in mortgage loans during the second and first quarter of 2007, respectively. During 2006 there were only sales of $0.3 million during the first quarter of the year.

  There was an increase in losses on valuation of mortgage loans available for sale during 2006 which amounted to $1.7 million and $2.4 million for the quarter and the six months ended June 30, 2006.

  During 2007 the Corporation also recognized, in other gains, mortgage servicing rights of $0.7 million and $1.5 million for the quarter and six months ended June 30, 2007.

  The decreases in "Other" for the quarter ended June 30, 2007 when compared to the second quarter of 2006 was due to recognition during the second quarter of 2006 of $0.9 million on sale of previously charged off loans. There was also a reduction of rental income on POS terminals of $0.2 million due to the sale of merchant business during the first quarter of 2007 and a reduction in swap income of $0.2 million. For the six months ended June 30, 2007 the decrease of $1.0 million in "Other" was due to the recognition of $0.9 million gain on sale of previously charged off loans during the second quarter of 2006 partially offset by an increase in technical assistance income charged to unconsolidated affiliates of $0.4 million. There was also a reduction of rental income on POS terminals of $0.2 million due to the sale of merchant business during the first quarter of 2007 and a reduction in swap income of $0.3 million.

Operating expenses increased $4.6 million or 6.6% from $69.2 million for the quarter ended June 30, 2006 to $73.8 million for the quarter ended June 30, 2007. This increase was due primarily to the additional compensation expense recognized during the second quarter of 2007 of $5.8 million pursuant to the incentive plans sponsored by BSCH described above. Excluding this item, operating expenses for the second quarter of 2007 decreased $1.2 million compared to second quarter of 2006. For the six months ended June 30, 2007, compared to the same period in 2006, operating expenses increased $16.9 million or 13.1%, of which $7.3 million relate to Island Finance and $8.3 million relate to the incentive plans described above. Excluding these items, operating expenses for the six months ended June 30, 2007 reflected an increase of $1.3 million or 1.0% compared to the same period in 2006.

The following table presents the most significant variances in operating expenses for the quarter and six months ended June 30, 2007 compared to the same period in 2006.

June 07/June 06 QTD Variance	June 07/June 06 YTD Variance
	($ in millions) Increase(Decrease)	
Operating Expenses		
Salaries and employee benefits:		
Increase due to Island Finance operations*	$ 0.8	$ 4.1
BSCH Incentive Plans Compensation expense**	5.8	8.3
Net decrease in personnel expense due to a reduction plan instituted by the Corporation in 2006 and others	(2.1)	(2.6)
Total increase in salaries and employee benefits	4.5	9.8
Other operating expenses:		
Increase (decrease)due to Island Finance operations*	(0.8)	3.2
Increase in business promotion	1.4	2.3
Increase in repossessed assets provision and related expenses	1.0	1.9
Credit card expenses and others	(1.5)	(0.9)
Others	-	0.6
Total increase in other operating expenses	0.1	7.1
TOTAL	**$ 4.6**	**$ 16.9**

* Year to date 2006 only includes four months of the Island Finance operation since it was acquired on February 28, 2006.

**Long-term Compensation Plan will be reimbursed to the Corporation by BSCH, and the cost of 100 shares per employee awarded by BSCH.

For the quarter and six months ended June 30, 2007 there was a decrease in income tax expense of $5.9 million and $6.9 million, respectively, due primarily to lower income before tax in both periods as well as the elimination of the surtaxes imposed on corporations and financial institutions during 2006.

Island Finance

The table below presents condensed results of operations and selected financial information of Island Finance for the quarters and semesters ended June 30, 2007 and 2006 including certain supplemental information, such as insurance commissions related to the Island Finance loan portfolio and interest expense mark-up charged by the Corporation.

Santander Financial Services
Condensed Statement of Income

	Quarter Ended Jun-07	Quarter Ended Jun-06	Semester Ended Jun-07	Semester Ended Jun-06*
	($ in thousands)		($ in thousands)	
Interest income	$ 34,886	$ 35,685	$ 71,357	$ 48,071
Interest expense	(9,418)	(10,353)	(19,208)	(13,917)
Net interest income	25,468	25,332	52,149	34,154
Provision for loan losses	(19,550)	(10,075)	(34,074)	(13,113)
Net interest income after provision for loan losses	5,918	15,257	18,075	21,041
Other income	1,337	(8)	2,069	27
Operating expenses	(13,587)	(13,617)	(26,040)	(18,760)
Net income before tax	(6,332)	1,632	(5,896)	2,308
Income tax expense	2,466	(603)	2,291	(958)
Net income (loss)	$ (3,866)	$ 1,029	$ (3,605)	$ 1,350
Other indirect benefits derived from Santander Financial Services:				
Credit insurance commissions, net of income tax	$ 558	$ 917	$ 1,693	$ 1,086
Interest expense mark-up, net of income tax	$ 191	$ 769	$ 381	$ 1,035

Other Selected Information	Quarter Ended Jun-07	Quarter Ended Jun-06	Semester Ended Jun-07	Semester Ended Jun-06*
Total Assets	$ 724,439	$ 770,576	$ 724,439	$ 770,576
Gross loans, net of unearned income	620,246	644,725	620,246	644,725
Net loans	554,037	607,040	554,037	607,040
Allowance for loan losses	59,888	23,394	59,888	23,394
Non performing loans	33,616	33,404	29,418	33,404
Accruing loans past due 90 days or more	4,161	-	8,358	-
Net interest margin	16.96%	17.31%	17.09%	17.22%

(*) includes four months of operations

As a result of unfavorable market conditions in Puerto Rico, the Corporation has decided to perform a valuation of the goodwill for its consumer finance segment as of July 1, 2007 and if required, any impairment adjustment would be recorded during the third quarter of 2007.

Balance Sheet

Total assets as of June 30, 2007 increased $266.7 million or 3.0% to $9.2 billion compared to total assets of $8.9 billion as of June 30, 2006, and $8.0 million or 0.1% compared to total assets of $9.19 billion as of December 31, 2006. As of June 30, 2007, there was an increase of $470.3 million in net loans, including loans held for sale (further explained below) compared to June 30, 2006 balances and $46.0 million compared to December 31, 2006 balances. The investment securities portfolio decreased $213.1 million, from $1.6 billion as of June 30, 2006 to $1.4 billion as of June 30, 2007.

The net loan portfolio, including loans held for sale, reflected an increase of 7.3% or $470.3 million, reaching $6.9 billion at June 30, 2007, compared to the figures reported as of June 30, 2006. Compared to December 31, 2006, the net loan portfolio grew by $46.0 million. The following table reflects the period end loan balances as June 30, 2007 and 2006.

The Corporation experienced net loan growth of 7.3% year over year. This growth was primarily due to residential mortgage and construction loans reflecting growth of $238.1 million and $203.1 million, respectively. Credit cards and personal installment loans at Banco Santander Puerto Rico also reflected growth of $102.9 million. Combined, these three segments achieved double digit loan growth consistent with the business strategy of the Corporation. The growth in the construction loan and residential mortgage portfolio were driven by the opportunity to regain a leading role as a residential construction lender and the enhanced mortgage distribution capabilities. The corporate portfolio benefited from a client by client business plan that yielded new relationships and opportunities with existing clients. The consumer portfolio at Banco Santander grew as a result of successful campaigns launched in credit cards and personal installment loans to increase cross-selling to the existing client base and attract new clients.

Residential mortgage loan origination for the second quarter of 2007 was $164.3 million or 33.3% less than the $246.3 million originated during the same quarter last year. For the six months ended June 30, 2007 residential mortgage loan origination was $342.3 million or 20.3% less than the $429.5 million originated during the same period in 2006. The total of mortgage loans sold during the second quarter of 2007 was $64.2 million. For the six months ended June 30, 2007, mortgage loans sold were $150.0 million versus $0.3 million during the six months ended June 30, 2006.

Deposits of $5.3 billion at June 30, 2007 reflected an increase of 6.2%, compared to deposits of $5.0 billion as of June 30, 2006 and a decrease of 0.6% compared to deposits of $5.3 billion as of December 31, 2006. Total borrowings at June 30, 2007 (comprised of federal funds purchased and other borrowings, securities sold under agreements to repurchase, commercial paper issued, and term and capital notes) decreased $50.7 million or 1.7% and increased $60.7 million or 2.1% compared to borrowings at June 30, 2006 and December 31, 2006, respectively.

Financial Strength

The ratio of non-performing loans and accruing loans past-due 90 days or more (past-due loans) to total loans as of June 30, 2007 was 2.10%, a 28 basis point and a 26 basis point increase compared to the 1.82% reported as of June 30, 2006, and 1.84% reported as of December 31, 2006, respectively. Non-performing loans and accruing loans past-due 90 days or more at June 30, 2007 amounted to $147.3 million comprised of $37.8 million at Island Finance and $109.5 million at the Bank. The Corporation's non-performing loans and accruing loans past-due 90 days or more (excluding Island Finance non-performing loans) reflected an increase of $24.6 million or 29.0% compared to June 30, 2006. The following table presents the major categories of non-performing loans and the variances for the periods indicated:

The allowance for loan losses represents 1.82% of total loans as of June 30, 2007, a 47 basis point increase over the 1.35% reported as of June 30, 2006, and a 28 basis point increase over the 1.54% reported as of December 31, 2006. The allowance for loan losses to total loans excluding mortgage loans as of June 30, 2007 was 2.97% compared to 2.18% at June 30, 2006 and 2.49% as of December 31, 2006. The allowance for loan losses to total non-performing loans and accruing loans past due 90 days or more at June 30, 2007 increased 12.72 percentage points to 86.87% compared to 74.15% at June 30, 2006. As of December 31, 2006, this ratio was 83.62%, a 325 basis point increase. Excluding non-performing mortgage loans3, this ratio is 181.4% at June 30, 2007 compared to 141.3% as of June 30, 2006 and 161.3% as of December 31, 2006.

As of June 30, 2007, total capital to risk-adjusted assets (BIS ratio) reached 10.81% and Tier I capital to risk-adjusted assets and leverage ratios were 7.78% and 5.69%, respectively.

Customer Financial Assets under Control

As of June 30, 2007, the Corporation had $13.6 billion in Customer Financial Assets under Control. Customer Financial Assets under Control include bank deposits (excluding brokered deposits), broker-dealer customer accounts, mutual fund assets managed, and trust, institutional and private accounts under management. Included in the $13.6 billion referred to above is approximately $0.3 billion from the trust business recently sold which amount would be transferred either to the acquiring financial institution or any other institution that the trust client elects during the second and third quarters of 2007.

Shareholder Value

During the quarter ended June 30, 2007, Santander BanCorp declared a cash dividend of 16 cents per common share, resulting in a current annualized dividend yield of 4.3%. Market capitalization reached approximately $0.7 billion (including affiliated holdings) as of June 30, 2007.

There were no stock repurchases during 2007 and 2006 under the Stock Repurchase Program. As of June 30, 2007, the Corporation had acquired, as treasury stock, a total of 4,011,260 shares of common stock, amounting to $67.6 million.

Availability on Website

The Corporation makes available additional financial information on the Corporation's website at www.santandernet.com, and can be accessed by clicking on "Investor Relations" on the website main page and clicking on "Financial Highlights on Excel".

Institutional Background

Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). 91% of the outstanding common stock of Santander BanCorp is owned by Banco Santander Central Hispano, S.A (Santander). The Corporation has five wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation, Santander Financial Services, Inc., Santander Insurance Agency, Inc. and Island Insurance Corporation. Banco Santander Puerto Rico has been operating in Puerto Rico for nearly three decades. It offers a full array of services through 61 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,100 employees. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Financial Services, Inc. offers consumer finance products through its network of 69 branches throughout the Island. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company's website at www.santandernet.com.

Santander (SAN.MC, STD.N) is the largest bank in the Euro Zone by market capitalization and seventh in the world by profit. Founded in 1857, Santander has EUR 833,873 million in assets and EUR 1,000,996 million in managed funds, 67 million customers, 10,852 branches and a presence in 40 countries. It is the largest financial group in Spain and Latin America, and is the sixth largest bank in the United Kingdom, through its Abbey subsidiary, and operates in Portugal, where it is the third largest banking group. Through Santander Consumer Finance, it also operates a leading consumer finance franchise in Germany, Italy, Spain and nine other European countries. In 2006, Santander registered &euro7,596 million in net attributable profits, an increase of 22% from the previous year.

In Latin America, Santander manages over US$250 billion in banking business volumes (loans, deposits, mutual funds, pension funds and managed funds) through 4,370 offices. In 2006, Santander reported US$1,409 million in net attributable income in Latin America, 29% higher than the prior year.

For more information contact:

María Calero (787) 777-4437

Evelyn Vega (787) 777-4546

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management's assumptions.  Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

(*) Operating expenses divided by net interest income, on tax equivalent basis, plus other income, excluding gain on sale of securities.

1 On a tax-equivalent basis.

2 On a tax-equivalent basis, excluding gains on sale of securities.

3 Mortgages loans include residencial mortgages, commercial loans with real estates collateral and consumer loans with real estate collateral. They exclude construction loans.